Exhibit 99.1

CACI Appoints William L. Jews to Board of Directors

Industry Leader Brings Extensive Experience in Healthcare and Organizational Growth

Arlington, Va., June 6, 2013 – CACI International Inc (NYSE:CACI) announced today that it has appointed William L. Jews to CACI’s Board of Directors. Mr. Jews is a senior business and healthcare executive with over 25 years’ experience leading organizational growth, completing successful mergers and acquisitions, achieving profit goals, and delivering superior customer service.

Mr. Jews has served as President and CEO of major healthcare organizations, most recently at CareFirst, the nation’s seventh largest Blue Cross Blue Shield Plan. He has also held leadership roles with business, professional, civic, governmental and educational organizations. Mr. Jews currently serves on the boards of several public corporations.

CACI Executive Chairman and Chairman of the Board Dr. J.P. (Jack) London said, “The selection of William L. Jews continues CACI’s history of appointing strongly credentialed and highly qualified industry leaders to our Board. Mr. Jews brings outstanding experience as a business executive with an exceptional track record of organizational growth and customer satisfaction, along with significant expertise in board governance and public service. We welcome him to CACI and look forward to his contributions in helping to lead our company and sustain our commitment to delivering shareholder value.”

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian clients. A member of the Fortune 1000 Largest Companies and the Russell 2000 Index, CACI provides dynamic careers for approximately 15,000 employees working in over 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

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Corporate Communications and Media:	Investor Relations:
Jody Brown, Executive Vice President, Public Relations	David Dragics, Senior Vice President, Investor Relations
(703) 841-7801, jbrown@caci.com	(866) 606-3471, ddragics@caci.com

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